Exhibit 99.3

SYNAGEVA BIOPHARMA ANNOUNCES NEW PIPELINE PROGRAMS AND OTHER COMPANY PROGRESS

LEXINGTON, Mass., January 5, 2015 — Synageva BioPharma Corp. (NASDAQ: GEVA), a biopharmaceutical company developing therapeutic products for rare disorders, announced today new pipeline programs and other company progress.

“We are building a global, generational company that will continue to make a meaningful impact on the lives of patients,” said Sanj K. Patel, President and Chief Executive Officer of Synageva. “Today’s news highlights our development efforts in addition to preparing for a global launch of sebelipase alfa and initiating a Phase 1/2 study with our next program, SBC-103. We plan to advance the new programs announced today closer to the clinic, and further develop additional pipeline programs, in concert with our goal of being a multi-product company.”

Sanj K. Patel will review sebelipase alfa (Kanuma™), SBC-103 and the programs highlighted in today’s announcement during the company’s presentation at the J.P. Morgan Healthcare Conference being held in San Francisco, CA, on Monday, January 12, 2015, at 9:00 a.m. PST (12:00 p.m. EST).

SBC-105 for GACI and other rare disorders of calcification

SBC-105 is Synageva’s third pipeline program and a first-mover enzyme replacement therapy in preclinical development for rare disorders of calcification, including the first planned indication for generalized arterial calcification of infancy (GACI)1. Patients with GACI suffer from calcification of the medium and large arteries leading to arterial narrowing and heart failure. The disease predominantly affects infants and children, and most patients with the disease die in early infancy. Based on published data, the company estimates that GACI affects approximately 2,000 to 3,000 patients in major, reimbursable markets.

In healthy individuals, an enzyme called ectonucleotide pyrophosphatase/phosphodiesterase-1 (ENPP1) generates pyrophosphate (PPi), which is a potent inhibitor of tissue calcification. Due to inherited mutations of ENPP1, patients with GACI have low levels of PPi, which results in increased calcification of the arteries and other tissues. SBC-105 is a recombinant enzyme that replaces the mutated ENPP1 enzyme and increases production of PPi. In a preclinical mouse model of GACI, SBC-105 improved survival, tissue calcification, and biomarkers associated with GACI. With additional preclinical development, the company plans to advance this program into the clinic in 2016. An issued composition of matter patent (U.S. 8,846,603) and other pending patent applications cover the SBC-105 program and provide protection to at least 2031, not including extensions.

[1]	GACI is also known as Idiopathic Infantile Arterial Calcification, Arterial Calcification Idiopathic Infantile, Arteriopathy Occlusive Infantile, and Coronary Sclerosis Medial of Infancy.

Beyond GACI, SBC-105 may have broader medical utility in other rare disorders of calcification including hypophosphatemic rickets and pseudoxanthoma elasticum, where low PPi levels contribute to pathological calcification with increased morbidity and mortality.

“SBC-105 offers the potential to positively affect the abnormal calcification process associated with GACI and other disorders associated with pathological calcification,” said Anthony Quinn, MBChB, Ph.D., FRCP, Executive Vice President and Chief Medical Officer at Synageva. “We are excited about the data generated so far with SBC-105 in GACI and plan to generate further data in additional indications.”

Other pipeline programs include potentially bio-superior treatments in addition to novel first-mover programs

Synageva continues to explore opportunities that leverage the company’s manufacturing platform and other capabilities to create potentially bio-superior treatments for patient populations where there is still unmet medical need. The company has recently produced enzymes targeting Hunter Syndrome, Fabry Disease and Pompe Disease with expression levels and activity that support further preclinical development. Combined, these diseases affect well-defined patient populations in excess of 10,000 individuals worldwide. The additional preclinical development efforts planned for this year are designed to generate proof of concept data including the potential for improved product characteristics, with the goal to advance at least one of these programs into the clinic by the end of 2016.

The company’s proprietary manufacturing technology can enable robust and flexible scale-up of therapeutic proteins with favorable properties. The platform has been used to manufacture most of the company’s investigational products, including its lead program Kanuma and SBC-103, and has shown the ability to overcome challenges previously encountered in manufacturing these proteins using other platforms.

“A significant opportunity exists to improve upon current treatments, initially in the area of lysosomal storage diseases,” said Gregory Grabowski, M.D., Chief Scientific Officer at Synageva. “The properties of our manufacturing platform support the production of these potentially bio-superior proteins, and with our development expertise, we will continue to advance these and other programs.”

The company has additional first-mover and potentially bio-superior protein therapeutic pipeline programs for other rare diseases at different stages of preclinical development. Synageva owns the worldwide rights to all of its pipeline programs.

Kanuma™ (sebelipase alfa) for LAL Deficiency

The company recently submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) and a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for Kanuma as a treatment for patients with lysosomal acid lipase deficiency (LAL Deficiency). The EMA recently validated the MAA and granted the company’s request for accelerated assessment, which has the potential to shorten the EMA’s regulatory review time.

The BLA and MAA include previously reported data from the global, randomized, double-blind, placebo controlled Phase 3 trial of Kanuma in children and adults with LAL Deficiency, and the Phase 2/3 trial of Kanuma in infants with LAL Deficiency. Patients in these trials, combined with patients in other ongoing clinical trials with Kanuma, represent the largest patient population studied to date for this rare and devastating disease.

The company recently initiated a multicenter patient identification study of LAL Deficiency in at risk patient populations. This study expands upon the company’s ongoing efforts to improve disease understanding by inviting physicians to participate in a global, multicenter trial. LAL Deficiency disease manifestations can resemble other more common conditions, and given the historically limited disease awareness, misdiagnosis and delayed diagnosis can occur. The purpose of the study is to determine the frequency of LAL Deficiency in patients considered to be at high risk of having LAL Deficiency, and may include patients misdiagnosed with nonalcoholic steatohepatitis (NASH), non-alcoholic fatty liver disease (NAFLD), familial hypercholesterolemia (FH) or metabolic syndromes, among others.

The study is designed to enroll 10,000 at-risk patients across approximately 100 clinical trial sites in 12 countries. These at-risk patients include non-obese patients greater than two years of age with persistent, unexplained elevated transaminases, cryptogenic cirrhosis, or presumed FH including patients who have not been found to have disease-causing mutations in the low-density lipoprotein receptor, Apo-B and PCSK-9 genes. The first patient has been enrolled and the company expects to complete the study during 2016.

“Given the clinical manifestations and the current awareness of LAL Deficiency, misdiagnosis or delayed diagnosis of LAL Deficiency is not unusual,” said Rob Bazemore, Chief Operating Officer and Head of Global Commercial and Medical Affairs at Synageva. “This study will advance disease understanding and help to assure accurate diagnosis of affected patients around the world.”

SBC-103 for MPS IIIB

The company recently announced that the investigational new drug (IND) application to the U.S. Food & Drug Administration (FDA) to evaluate SBC-103 as a treatment for mucopolysaccharidosis IIIB (MPS IIIB, also known as Sanfilippo B syndrome) is active. The company plans to start enrolling patients with MPS IIIB in a Phase 1/2 study investigating intravenous administration of SBC-103 shortly and to report preliminary data from this study in 2015.

SBC-103 is Synageva’s second pipeline program and is a recombinant form of the natural human alpha-N-acetyl-glucosaminidase (NAGLU) enzyme. The advancement of SBC-103 towards the clinic is supported by preclinical studies demonstrating that intravenously administered SBC-103 is able to cross the blood-brain barrier and reduce heparan sulfate (HS) storage in the brain and in the liver in an MPS IIIB animal model. In addition, SBC-103 demonstrated transport across an in vitro model of the blood-brain barrier and distributed into the brain in non-human primate studies.

The company recently completed a study assessing the integrity of the blood-brain barrier and other disease abnormalities in patients with MPS IIIB and plans to report data during the first quarter of 2015. The company is also conducting natural history studies in MPS IIIB. These include a retrospective natural history study of deceased MPS IIIB patients that began in July 2013 and a prospective, longitudinal natural history study in living MPS IIIB patients that began in September 2014. Natural history studies can help build an understanding of the etiology, manifestations and progression of disease and provide insights into biomarkers and other measures of clinical outcome.

SBC-103 was granted orphan designation by the U.S. Food and Drug Administration (FDA) in April 2013 and the European Medicines Agency (EMA) in June 2013.

Synageva routinely posts information that may be important to investors in the “Investor Relations” section of the company’s website at www.synageva.com. Synageva encourages investors and potential investors to consult this website regularly for important information about the company.

Further information regarding Synageva is available at www.synageva.com.

Medical information regarding Kanuma and LAL Deficiency is available by email at medinfo@synageva.com.

Forward-Looking Statements

This news release contains “forward-looking statements”. Such statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “intend,” “believe,” “may,” “will,” “estimate,” “forecast,” “project,” “potential,” or words of similar meaning. These forward-looking statements address, among other matters, plans and timing to advance SBC-105 to the clinic, potential for SBC-105 to positively affect the abnormal calcification process, SBC-105’s potential to have broader medical utility in other rare disorders, plans to develop data for SBC-105 in additional indications, the ability for the company’s manufacturing platform to potentially create bio-superior treatments, plans to generate proof of concept data and improved product characteristics, the timing to advance a potential bio-superior program into the clinic, plans to develop additional pipeline programs, the potential that the EMA’s regulatory review time periods for Kanuma may be shortened, the timing to conclude the company-sponsored study for patient identification, the potential that the company-sponsored study will advance disease understanding and more accurate diagnosis, and the timing to advance SBC-103 into the clinic, dose the first patient and report data from the SBC-103 Phase 1/2 study. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties some of which are known, such as, unanticipated costs or delays in the company’s research and development programs, risk of delays in completing the company’s preclinical and clinical trials, risk that the outcomes of the preclinical or clinical trials may not support registration or further development of the company’s product candidates due to safety, efficacy or other reasons, the timing for initiating and completing potential preclinical and clinical studies, the timing for reporting data from potential preclinical and clinical studies, the content and timing of decisions by the FDA, EMA and other regulatory authorities, the ability to continue to produce favorable product attributes and characteristics expressed using the company’s proprietary platform, and the risks identified under the heading “Risk Factors” in Synageva’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on October 30, 2014 and other filings Synageva periodically makes with the SEC, and others of which are not known. Preclinical and clinical trial data are subject to differing interpretations, and regulatory agencies, as well as medical and scientific experts, may not share Synageva’s views regarding these data or its implications. The timing and content of any FDA or EMA action on the applications to market Kanuma for treatment of LAL Deficiency are inherently uncertain, Synageva may encounter problems or delays in the regulatory process, and the applications may not be approved without substantial addition data, or at all, or may be approved with restrictive labels. Nothing stated or implied by a forward-looking statement is a guarantee of future results or events, and investors should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

“Synageva BioPharma™” and “Kanuma™” are trademarks, and “Dedicated to Rare Diseases®” is a registered trademark, of Synageva.

Investor/media contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com